EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 2005-FA10

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                              Dated August 24, 2005
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                               November 28, 2005
Irving, Texas  75063

         Citigroup Global Markets Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2005-FA10, Mortgage Pass-Through Certificates, Series 2005-FA10 Certificates (the "Series 2005-FA10 Certificates") specified in
Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA10 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

         Section 1. The Mortgage Pools: The Series 2005-FA10 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 2005 (the "Cut-off Date"):

                (a)   Aggregate   Principal   Amount  of  the  Mortgage   Pools:
         Approximately $474,015,504.66 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

                (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I shall range from 240 to 360 months. The original term to maturity of each Mortgage Loan included in Pool II shall range from 120 to 180 months.

         Section 2. The Certificates: The Offered Certificates shall be issued as follows:

                (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                      Class Principal
                    Balance or Notional       Interest          Class Purchase
         Class             Amount               Rate           Price Percentage
         -----             ------               ----           ----------------
         I-A-1       $ 64,500,000.00         Variable(1)          98.054687500%
         I-A-2       $254,993,215.00(2)      Variable(1)          98.054687500%
         I-A-3A      $ 11,860,000.00            5.500%            98.054687500%
         I-A-3B      $    725,000.00            5.500%            98.054687500%
         I-A-4A      $ 39,610,000.00            5.500%            98.054687500%
         I-A-4B      $  2,421,000.00            5.500%            98.054687500%
         I-A-5       $103,557,000.00            5.500%            98.054687500%
         I-A-6       $  6,328,785.00            5.500%            98.054687500%
         I-A-7       $190,493,215.00         Variable(1)          98.054687500%
         I-A-8       $ 64,500,000.00(3)      Variable(1)          98.054687500%
         I-A-R       $        100.00            5.500%            98.054687500%
         II-A-1      $ 32,193,000.00            5.250%            98.750000000%

         ---------
         (1) The interest rates for these classes of Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.
         (2) The Class I-A-2 Certificates will have a notional amount equal to the aggregate class principal balance of the Class I-A-1 and Class I-A-7 Certificates, as described in the Prospectus Supplement.
         (3) The Class A-8 Certificates will have a notional amount equal to the principal balance of the Class A-1 Certificates, as described in the Prospectus Supplement.

              (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

         Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, November 30, 2005 (the "Closing Date").

         Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least "AAA" from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and "Aaa" by Moody's Investors Service, Inc.

         Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                           Very truly yours,


                                           CITIGROUP GLOBAL MARKETS INC.


                                           By:
                                              ----------------------------------
                                              Name:
                                              Title:


The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.



FIRST HORIZON ASSET SECURITIES INC.


By:
   -------------------------------------
   Name:   Alfred Chang
   Title:  Vice President



FIRST HORIZON HOME LOAN CORPORATION


By:
   --------------------------------------
   Name:   Terry McCoy
   Title:  Executive Vice President